Exhibit 10.2

EXHIBIT 10.2: MATERIAL CONTRACTS

Acquisition of Goldfield Intellectual Property (02-22-2024)

TO:	Alex Harmon

FROM:	James Burgauer, President
MineralRite Corporation

RE:	LETTER OF INTENT

DATE:	February 22, 2024

Per our recent conversation, please let this missive serve as our binding formal Letter of Commitment to undertake the following actions:

1. MineralRite Corporation ("RITE") (i) is a Texas Corporation, (ii) is registered under file number 800138349, (iii) whose common stock is publicly traded on the OTC Pink Market under the ticker symbol "RITE" and has CUSIP: 60313P100; and (iv) is engaged in various aspects of the minerals and mining business.

2. Alex Harmon, Chris Harmon, Robert Underwood, and Steve Durrant ("OWNERS") are the present owners and holders of any residual assets that were previously owned and controlled by the now defunct Goldfield International, Inc., which (i) was a Utah corporation, (ii) was registered under entity number 5396238-0142, (iii) whose charter expired on 12/28/2016; and (iv) was engaged in the design, manufacture and sale of mineral and mining equipment.

3. RITE wishes to purchase, and OWNERS wish to sell, the exclusive, worldwide rights to brand, build and sell various gold mining equipment, particularly including, but not limited to, those products commonly known as the Goldfield brand Prospector, Explorer, and Goldtron Tables ("PRODUCTS") which were formally branded, built and sold by Goldfield International, Inc.

4. RITE and OWNERS ("PARTIES") have agreed to consummate this purchase and sale over the course of three phases:

Phase 1: (Intellectual Property Rights and Intellectual Property Asset Acquisition) will consist of the delivery of (i) satisfactory documentation transferring the worldwide exclusive rights to the Goldfield brand of equipment, and the associated business rights of manufacture, sale, advertising and all other rights thereto, to brand, build and sell said PRODUCTS and (ii) a complete set of blueprints covering all components necessary to produce fully operational, working units of said PRODUCTS, commonly known as the Goldfield brand Prospector, Explorer and Goldtron Tables, and all variations thereof. Upon delivery of both aforementioned deliverables, RITE will promptly issue to OWNERS the collective sum of 200 shares of RITE Preferred Series C, each share of which is convertible into 400,000 shares of RITE common stock, to be registered in the individual names of OWNERS pursuant to instructions provided to RITE by OWNERS detailing the number of shares to be paid to each such individual OWNER.

Phase 2: (Delivery of Business Records and Conversion of Blueprints into Solidworks compatible software files) will consist of (1) the engagement of third-party

Please review pages 2 & 3 - Cautionary Notes on Forward-Looking Statements.	1

consultants by RITE, at RITE's sole expense, to convert the blueprints into Solidworks compatible software files; and (2) shall also include the personal services of Alex Harmon ("OWNER CONSULTANT") to (2-i) aid, assist, and ensure that the resulting Solidworks software files will be fully usable to produce units of each variation of the Goldfield brand Prospector, Explorer and Goldtron Tables; and (2-ii) obtain, deliver, aid, assist and ensure that any former sales and/or customer records, including but not limited to email communications, which are still in the possession of OWNERS and which relate to said PRODUCTS, are delivered in a meaningful format to RITE. It is herein noted that, among the four OWNERS, Alex Harmon has been purposely chosen to become the OWNER CONSULTANT because of: (a) his knowledge level and expertise (as a result of his former engagement in the design, production, sales, maintenance, and field usage of the said PRODUCTS); (b) his present engagement as a consultant to RITE; and (c) his availability and willingness to commit the requisite time and effort necessary to see this phase of the project to a successful conclusion. Upon completion of this phase, RITE will reimburse OWNER CONSULTANT for all out-of-pocket expenses paid by OWNER CONSULTANT and an amount of no less than 50 shares of RITE Preferred Series C, each share of which is convertible into 400,000 shares of RITE common stock as shall be mutually determined and agreeable to the RITE and OWNER CONSULTANT.

Phase 3: (Sale of Equipment by RITE to End Use Customers) will consist of the sale of any spare parts or units of said PRODUCTS to end use or other customers, for a period of four (4) years following the execution of this binding formal Letter of Commitment, during which each such OWNER shall be paid on a monthly basis, such that the collective amount of all such payment sums to five (5%) percent of sales revenue (not including revenue attributable to shipping and/or sales taxes) as royalties, pursuant to the instructions provided to RITE by OWNERS detailing the proportion of each such collective royalty payment which shall be paid to each such individual OWNER.

5. The Parties hereby agree that RITE shall make no guaranty that it will be able to successfully complete all Phases of this acquisition. Nonetheless, RITE shall be obliged to promptly pay the amount specified herein for each Phase upon the successful completion of that Phase.

6. In the event that OWNERS complete the obligations that they have agreed to undertake for Phases 1 and 2 above, and RITE does not begin to sell PRODUCTS within a period of 18 months after the successful completion of Phase 2, then the exclusive license being purchased by RITE from OWNERS, as described herein, shall convert to a non-exclusive license, and OWNERS shall be also free to license said PRODUCTS to other groups on a non-exclusive basis.

7. The Parties hereby agree that, in the event that OWNERS are presently, or come to be in possession of any inventory of parts, components, or equipment that RITE determines, in its sole discretion, can be used to build said PRODUCTS, then RITE shall be given the first right of refusal to purchase said parts, components or equipment at their fair market value.

8. The Parties hereto also agree to execute and supply all documentation required to evidence this agreement and their performance of duties required under this agreement as may be required by any legal, accounting and/or tax professionals, and further agree to replace this agreement, when and if needed, with a more formal document containing substantively similar terms and conditions as those contained herein but written in such manner as may be prescribed by said aforementioned legal, accounting and/or tax professionals.

Please review pages 2 & 3 - Cautionary Notes on Forward-Looking Statements.	2

It is my hope that this simple letter of agreement accurately reflects all of the terms and conditions to which we have agreed, and will be adequate to serve each Party's purpose until such time as a more formal document may be required and assembled.

On behalf of RITE:	/s/ James Burgauer
James Burgauer, President
MineralRite Corporation

On behalf of OWNERS:	/s/ Alex Harmon
Alex Harmon
Authorized Signatory

Please review pages 2 & 3 - Cautionary Notes on Forward-Looking Statements.	3